Exhibit 99.2

Capricor Therapeutics Announces Plans to Pursue a Cenderitide Clinical Program and Enters into Research Support Agreement with

Insulet Corporation

Clinical Trial Expected to Commence in Early 2015 Using the Insulet Delivery Technology

LOS ANGELES, October 9, 2014 – Capricor Therapeutics, Inc. (OTCBB: CAPR), a biotechnology company focused on developing novel therapeutics for the treatment of cardiovascular diseases, today announced that it plans to develop a clinical program using Cenderitide for the treatment of post-acute heart failure using Insulet’s drug delivery system based on the OmniPod® insulin management system.

Additionally, Capricor announced that it has entered into an Investigator-Initiated Research Support Agreement (the “Agreement”) with Insulet Corporation (NASDAQ: PODD). Pursuant to the Agreement, Insulet will support Capricor’s research by engaging in certain product development, project management and design control activities in addition to product supply for the planned clinical trial.

Dr. Linda Marbán, Chief Executive Officer of Capricor, said, “Recent positive results in Novartis’ PARADIGM-HF trial have shown the mechanism of action of their ARNI (angiotensin receptor neprilysin inhibitor) can raise the level of endogenous natriuretic peptides by preventing their enzymatic breakdown in chronic heart failure patients. We believe this validates the mechanism of action of Cenderitide, which is a dual receptor natriuretic peptide agonist. We intend to develop Cenderitide as an outpatient therapy to be delivered continuously for up to 90 days after discharge from the hospital to patients who have been admitted for acute decompensated heart failure (ADHF). There are currently no treatments on the market that specifically target the stabilization and reduction of the early re-hospitalization rate of acute decompensated heart failure patients.”

According to the American Heart Association, heart failure is the leading cause of hospitalization among adults older than 65 years of age in the United States and is responsible for over 1 million hospital admissions annually. Among those patients that have been admitted, approximately 24% are re-hospitalized in one month, and 50% are re-hospitalized in six months.

Dr. Linda Marbán, continued, “These staggering statistics, coupled with the prevalence and incidence of heart failure increasing around the world, leads us to believe this could be an extremely exciting market opportunity for Capricor. We are pleased to announce our pursuit of this key clinical program with Insulet’s support as we continue to execute on our strategy to bring Cenderitide back into the clinic. We are planning a clinical trial to commence in early 2015. Of note, we have been granted Fast-Track designation by the FDA for the post-acute development program for Cenderitide.”

Currently, there are no drugs on the market targeting the post-acute period, 90 days following a hospital admission for Acute Decompensated Heart Failure (ADHF). Cenderitide’s treatment goal and target indication is prevention of re-hospitalization in heart failure patients during the post-acute hospitalization period.

About Cenderitide

Cenderitide belongs to a class of drugs called natriuretic peptides. Preclinical and clinical data have shown that the natriuretic peptide class can act on multiple disease processes that play a role in negative outcomes associated with heart failure. Cenderitide is designed as an outpatient therapy to be delivered continuously using a validated subcutaneous infusion pump for up to 90 days (the “post-acute” period) following a hospital admission for ADHF. Cenderitide was designed by scientists at the Mayo Clinic to be the only dual natriuretic peptide receptor agonist.

Cenderitide is currently not an approved product and is strictly for investigational purposes.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (CAPR), a publicly traded biotechnology company, is focused on the development of novel therapeutics to prevent and treat heart disease. The Company has two leading product candidates: CAP-1002 and Cenderitide. The Company was formed through the November 2013 merger between Capricor, Inc., a privately held company whose mission is to improve the treatment of heart disease by commercializing cardiac stem cell therapies for patients, and Nile Therapeutics, Inc., a clinical-stage biopharmaceutical company developing innovative products for the treatment of cardiovascular diseases. For additional information visit www.capricor.com.

About Insulet Corporation
Insulet Corporation (NASDAQ: PODD) is an innovative medical device company primarily focused on making it easier for people living with diabetes to manage their disease. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless pump that features just two parts and fully-automated cannula insertion. The OmniPod technology has also been adapted to deliver additional drugs in other disease states. Insulet has also developed variations of the OmniPod to allow for delivery of drugs to treat other medical conditions. Founded in 2000, Insulet Corporation is based in Billerica, Mass. For more information, please visit: http://www.myomnipod.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the conduct, size, timing and results of discovery efforts and clinical trials; plans regarding regulatory filings, future research and clinical trials; plans regarding current and future collaborative activities and the ownership of commercial rights; future royalty streams, and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact our business are set forth in our Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 31, 2014, in our Amendment No. 1 to Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on May 23, 2014, and in our Form 10-Q for the quarter ended June 30, 2014, as filed with the Securities and Exchange Commission on August 14, 2014. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

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For more information, please contact:

Capricor Therapeutics, Inc.
AJ Bergmann, Vice President of Finance

+1-310-358-3200
abergmann@capricor.com

ProActive Capital Group

Kirin Smith, COO

+1-646-863-6519

ksmith@ProActiveCapital.com

www.ProActiveCapital.com